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                                                                     Exhibit 5.1

                                HALE AND DORR LLP
                               COUNSELLORS AT LAW

                  60 STATE STREET, BOSTON, MASSACHUSETTS 02109

                         617-526-6000 O FAX 617-526-5000



                                         April 18, 2000

Innoveda, Inc.
293 Boston Post Road West
Marlboro, Massachusetts  01752

         Re:  Viewlogic Systems, Inc. 1998 Stock Incentive Plan
              Transcendent Design Technology, Inc. Stock Option Plan
              ------------------------------------------------------

Ladies and Gentlemen:

              We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 4,592,366 shares of common stock, $.01 par value per share (the "Shares"), of Innoveda, Inc., a Delaware corporation (the "Company"), issuable under the Viewlogic Systems, Inc. 1998 Stock Incentive Plan and the Transcendent Design Technology, Inc. Stock Option Plan (together, the "Plans").

              We have examined the certificate of incorporation and by-laws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

              In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

              We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the shares for sale under all applicable state securities or "blue sky" laws.

              We express no opinion herein as to the laws of any state or jurisdiction other than the statutory provisions of the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

              Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

              It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

              Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

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Innoveda, Inc.
April 18, 2000
Page Two


              We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,



                                          /s/ HALE AND DORR LLP

                                          HALE AND DORR LLP